EXHIBIT 10.1

August 3, 2023

Jeremy Aguilar

63 Westland Road

Avon, CT 06001

Dear Jeremy,

Welcome to the Party! We are excited to confirm your offer for the position of Interim Chief Financial Officer with Party City Holdings Inc. (“PCHI” or the “Company”). In this role, you will be reporting directly to PCHI’s Chief Executive Officer, and your effective date will be on or about August 21, 2023 (the “Start Date”). At PCHI, our purpose is to inspire joy by making it easy to create unforgettable memories. Each member of the PCHI team has their own unique talents and together, we bring our purpose to life! The principal terms of our offer are summarized as follows.

1.	Title: Interim Chief Financial Officer

2.	Job Responsibilities: In this role you will be responsible for leading and transforming the Finance Function including such functions as FP&A, Accounting, Treasury, Tax and Audit.

3.	Base Salary: Your annual salary will be $600,000.00 per year paid in bi-weekly installments in accordance with the Company’s prevailing payroll practices, less withholding and deductions authorized under applicable law.

4.	Bonus Opportunity: You will be eligible to participate in the PCHI Annual Incentive Plan (AIP), a cash incentive program under which your payout is based on the Company’s financial performance, prorated based on time in role, payable in March 2024 and subject to its terms and conditions which you will receive under separate cover. Your target bonus will be 80% of your annual salary. The actual bonus payout may range 0% to 200% of target based on Company performance.

5.	Management Incentive Program (MIP): You will be eligible to participate in the still to be developed Management Incentive Plan, at a level commensurate with your role and your peer group and at the discretion of the Company’s Board of Directors, in all events subject to the terms and conditions of such Management Incentive Plan including, without limitation, rules for vesting and forfeiture (as applicable).

6.	Travel Expenses: You are eligible to be reimbursed for stay local to the PCHI office in Woodcliff Lake in accordance with our travel and entertainment policy for the duration of your employment or until another plan is mutually agreed upon.

7.	Employee Benefits: As a full-time employee, you are eligible to participate in our comprehensive employee benefits programs. These benefits include, but are not limited to, medical, dental, vision, life insurance, short- and long-term disability, the Company’s 401(k) Plan, and unlimited vacation days. These are subject to the specific eligibility requirements and other criteria contained in company policies and individual plan documents, and all Company benefits are subject to modification at the Company’s discretion. A summary of benefits highlighting these programs will be provided to you.

8.	Pre-Employment Screening: This offer is contingent upon the execution of all required documents, a successful background check, and reference check. You will receive additional information and details about that process.

9.	Confidentiality: As an employee of PCHI, you will keep all non-public, proprietary, and sensitive information regarding the Company, its products, and its customers confidential during your employment and at all times thereafter. You will be required to execute a confidentiality agreement and/or policy upon hire.

10.	Terms of Interim Assignment You shall be entitled to a one-time cash payment equal to six-months base salary, payable as a single lump sum within thirty-one (31) days following the date which is 180 days following the Start Date (the “Determination Date”), in the event that you are not, on or before the Determination Date, sent written notice of the Company’s intent to promote you to the role of Chief Financial Officer of Party City Holdco Inc. and Party City Holdings Inc. subject to your continuous employment with the Company from the Start Date through the Determination Date. The foregoing shall be subject to ordinary course deductions and withholdings.

11.	Discounts, Additional Benefits and Programs: As of your date of hire, you will be eligible for our 30% Employee Merchandise Discount. You can find information on additional discounts, perks and benefit programs via the Benefits Guide available on My.ADP.com.

This offer is subject both to satisfactory results of the pre-employment conditions set forth above in this letter and any necessary court approvals within Party City’s pending bankruptcy case. All amounts described in this letter will be subject to applicable tax withholdings and deductions and are payable in accordance with the Company’s normal payroll cycle. Federal law requires that employers verify proof of eligibility to work in the United States, which may be demonstrated through any document listed on the I-9 Form that you will receive on your first day of work, which documentation must be provided within three days of your start date.   Please be sure to bring appropriate documents with you on your first day of employment.

By accepting this conditional offer of employment, you represent that you are not subject to any agreements or other restrictions that could conflict with or otherwise impede your ability to fully perform the duties of the position being offered to you.  Should you have a restrictive covenant with a prior employer that has not previously been shared with us, this offer is contingent upon our review of that document.  Please forward a copy of any such document to Denise Kulikowsky at Dkulikowsky@partycity.com.

While we hope that both you and the Company will find our professional relationship to be mutually beneficial, your position remains at-will, at all times meaning that both you and the Company will have the right to terminate your employment at any time, for any lawful reason, with or without notice or cause.

Jeremy, I am delighted to have you join the team and strongly believe that your decision to accept the Interim Chief Financial Officer position will provide you with career opportunities in an environment in which you will grow personally and professionally. Please feel free to contact me directly with any questions.

Sincerely,

/s/ Brad Weston
Brad Weston
Chief Executive Officer

Accepted and Agreed as of the date
first written above:

By:	/s/ Jeremy Aguilar
Name:	Jeremy Aguilar